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                                                                   Exhibit 24.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement on Form S-8 (File No. 33-47291) of our report dated May 24, 1996, on our audits of the consolidated balance sheets of International Jensen Incorporated and Subsidiaries as of February 29, 1996 and February 28, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended February 29, 1996 and February 28, 1995 and 1994 which is included in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the financial statement schedule, which appears on page 40 of this Form 10-K.

                                       COOPERS & LYBRAND L.L.P.

Chicago, Illinois
May 29, 1996